Exhibit 21
Subsidiaries of the Registrant
Publix Alabama, LLC (filed in Alabama)
Publix Apron’s Event Planning and Catering, LLC (filed in Florida)
Publix Asset Management Company (filed in Florida)
Publix North Carolina, LP (filed in Florida)
Publix North Carolina Employee Services, LLC (filed in Florida)
Publix Tennessee, LLC (filed in Florida)
Lone Palm Golf Club, LLC (filed in Florida)
Morning Song, LLC (filed in Florida)
PTO, LLC (filed in Florida)
Real Sub, LLC (filed in Florida)